EXHIBIT 10.1

 LICENSE AGREEMENT

This License Agreement is entered into as of this 10th day of June, 2014 (the “Effective Date”), by and between Bar Ilan Research and Development Company Ltd., a company formed under the laws of Israel, having a place of business at Bar Ilan University, Ramat Gan, Israel (“BIRAD”) and T.A.B. Anti Bacterial Textiles Ltd., a company formed under the laws of Israel, having a place of business at Ga'aton avenue 19, Nahariya, Israel (“Licensee”).

WHEREAS, BIRAD is the technology commercialization subsidiary of Bar Ilan University (“BIU”);

WHEREAS, Professor Aharon Gedanken of BIU and members of his research team at BIU have developed certain technology relating to sonochemical coating of textiles with metal oxide nanoparticles, as disclosed in the Patent Rights (defined below);

WHEREAS, BIRAD desires to have products based on the Patent Rights and the Technology Transfer Materials (as defined below) developed and commercialized to benefit the public;

WHEREAS, Licensee wishes to obtain a field limited license under the Patent Rights and Technology Transfer Materials in order to develop and commercialize certain products based thereon; and

WHEREAS, Licensee has represented to BIRAD, in order to induce BIRAD to enter into this Agreement, that Licensee shall commit itself to diligent efforts to develop and commercialize such products.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1, whether used in the singular or the plural, shall have the meanings specified below.

1.1.          “Affiliate” means, with respect to an entity, any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity. The parties acknowledge that in the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage shall be substituted in the preceding sentence.

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1.2.          “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31, for so long as this Agreement is in effect.

1.3.          “Covered Textile” means any non-disposable textile (a) the making, using or selling of which falls within the scope of a Valid Claim (b) that is coated with nanoparticles through the practice of a License Method and/or (c) is developed or made through the use of Technology Transfer Material.

1.4.          “Development Milestones” means the development and commercialization milestones set forth in Exhibit A hereto.

1.5.          “First Commercial Sale” means the date of the first sale by Licensee or its Affiliate, for cash in an arm’s length transaction, of a Licensed Product to an unaffiliated third party for end use of such Licensed Product following (a) the commencement of marketing efforts by or on behalf of Licensee or its Affiliates with respect to Licensed Products and (b) such time as Licensee and its Affiliates have generated Five Hundred Thousand US Dollars ($500,000) in cumulative worldwide Net Sales. For clarity, sales or other distribution for (i) use in testing or (ii) provision of samples for test marketing or similar purposes shall not be deemed “First Commercial Sale”.

1.6.          “Licensed Method” means any method claimed or disclosed in the Patent Rights.

1.7.          “Licensed Product” means any bed linen, drapery, upholstery, home textile and/or clothing that contains Covered Textile.

1.8.          “Net Sales” means the gross amount billed or invoiced by or on behalf of a Related Party on sales, leases or other transfers of Licensed Products, less the following to the extent applicable on such sales, leases or other transfers, or and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Licensed Products; (c) customer freight charges that are paid by or on behalf of the Related Party; (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the Related Party, but not including any tax levied with respect to income; provided that:

1.8.1.          in any transfers, or provision, of Licensed Products between a Related Party and another Related Party not for the purpose of resale by such other Related Party, Net Sales shall be equal to the fair market value of the Licensed Products so transferred or provided, assuming an arm’s length transaction made in the ordinary course of business, and

1.8.2.          in the event that a Related Party receives non-cash consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of the Related Party, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

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Sales of Licensed Products by a Related Party to another Related Party for resale by such Related Party shall not be deemed Net Sales. Instead, Net Sales shall be determined based on the gross amount billed or invoiced by such Related Party on resale of such Licensed Products to a third party purchaser.

1.9.           “Patent Rights” means, in each case to the extent owned and controlled by BIU: (a) the patent applications listed in Exhibit B; (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e);

1.10.         “Related Party” means License and any Affiliate of Licensee.

1.11.         “Technology Transfer Material” means the protocols, data and other results listed in Exhibit D hereto.

1.12.         “Territory” means Europe, Asia, South America and Australia.

1.13.         “Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been asserted and continues to be prosecuted in good faith and (ii) has not been abandoned or finally rejected without the possibility of appeal or refilling.

2.	License.

2.1.	License Grants.

2.1.1.          Subject to the terms and conditions set forth in this Agreement, BIRAD hereby grants to Licensee an exclusive (except as set forth below), worldwide, non-transferrable, royalty-bearing, license (without the right to sublicense) under BIU’s interest in the Patent Rights for the sole purpose of developing, manufacturing, using, offering for sale and selling Licensed Products solely within the Territory; provided that BIRAD reserve the right, for itself, BIU and other not-for-profit research organizations to practice and use the Patent Rights within the scope of the license set forth above solely for research, teaching and other educational purposes.

2.1.2.          Subject to the terms and conditions set forth in this Agreement, BIRAD hereby grants to Licensee an exclusive, worldwide, non-transferrable, royalty-bearing, license (without the right to sublicense) under BIU’s interest in the Technology Transfer Material for the sole purpose of practicing the Licensed Method solely for the purpose of developing, manufacturing, using, offering for sale and selling Licensed Products solely within the Territory.

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2.1.3.          For clarity, no license is granted with respect to any activities outside the Territory and no license is granted with respect to Covered Textiles for any use other than in Licensed Products. Licensee shall not, and shall ensure that its Affiliates, contractors and distributors shall not: (a) make, use, market nor sell Licensed Products outside the Territory; and (b) use or incorporate Covered Textiles in any product that is not a Licensed Product.

2.2.         No Sublicense. For clarity, Licensee shall not be entitled to grant licenses under the rights granted under Section 2.1 without the prior written consent of BIRAD, which may be granted or withheld by BIRAD in its sole discretion. Licensee understands that any such consent, if granted, will be conditioned upon the parties agreeing to the terms of compensation to be paid to BIRAD in connection with such sublicense and other provisions protecting BIRAD’s rights.

2.3.         Affiliates and Contractors. The license granted to Licensee under Section 2.1 includes the right to have some or all of Licensee’s rights under Section 2.1 exercised or performed by one or more of Licensee’s Affiliates and/or contractors on Licensee’s behalf for Licensee’s benefit without such right being deemed a sublicense; provided, however, that:

2.3.1.          no such Affiliate or contractor shall be entitled to grant, directly or indirectly, to any third party any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights or Technology Transfer Material, including any right to develop, manufacture, market, sell or provide Licensed Products; and

2.3.2.          any act or omission taken or made by an Affiliate or contractor of Licensee under this Agreement will be deemed an act or omission by Licensee under this Agreement.

2.4           No Other Grant of Rights. Except for the licenses expressly granted in this Agreement, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or materials of BIRAD, BIU or any other entity, regardless of whether such technology, intellectual property rights, products or materials are dominant, subordinate or otherwise related to any Patent Rigths or Technology Transfer Material.

3.	Development and Commercialization.

3.1          Diligence. Licensee, alone and/or through its Affiliates, shall use commercially reasonable efforts, including funding consistent therewith: (a) to develop Licensed Products; (b) to introduce Licensed Products into the commercial market; and (c) to market Licensed Products following such introduction into the market. In addition and without limiting the foregoing, Licensee, by itself and/or through its Affiliates, shall achieve each of the Development Milestones within the time periods specified in Exhibit A.

3.2          Reporting. Within sixty (60) days after the end of each calendar year, Licensee shall furnish BIRAD with a written report summarizing its and its Affiliates’ efforts during the prior year to develop and commercialize Licensed Products, including without limitation: (a) research and development activities; (b) commercialization efforts; and (c) marketing efforts. Each report shall contain a sufficient level of detail for BIRAD to assess whether Licensee is in compliance with its obligations under Section 3.1 and a discussion of intended efforts for the then current year.

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3.3           Failure to Meet Development Milestone; Opportunity to Cure. If Licensee believes that it will not achieve a Development Milestone, it may notify BIRAD in writing in advance of the relevant deadline. Licensee shall include with such notice (a) a reasonable explanation of the reasons for such failure (and lack of finances shall not constitute reasonable basis for such failure) (“Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone (“Plan”). If Licensee so notifies BIRAD, but fails to provide BIRAD with both an Explanation and Plan, then the provisions of Section 10.2.3.1 shall apply if Licensee in fact fails to meet the Development Milestone. If Licensee so notifies BIRAD and provides BIRAD with an Explanation and Plan, both of which are acceptable to BIRAD in its reasonable discretion, then Exhibit A shall be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan. If Licensee so notifies BIRAD and provides BIRAD with an Explanation and Plan, but the Explanation is not reasonable to BIRAD in its reasonable discretion (e.g. Licensee asserts lack of finances or development preference for a non-Licensed Product), then the deadline for the relevant milestone shall remain unchanged and the provisions of Section 10.2.3.1 shall apply if Licensee in fact fails to meet such milestone. If Licensee so notifies BIRAD and provides BIRAD with an Explanation and Plan, but the Plan is not acceptable to BIRAD in its reasonable discretion, then BIRAD shall explain to Licensee why the Plan is not acceptable and provide Licensee with suggestions for an acceptable Plan. Licensee shall have one opportunity to provide BIRAD with a reasonable Plan within ninety (90) days, during which time BIRAD agrees to work with Licensee in its effort to develop a reasonable Plan. If, within such ninety (90) days, Licensee provides BIRAD with a reasonable Plan, then Exhibit A shall be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan. If, within such ninety (90) days, Licensee fails to provide a reasonable Plan, then Licensee shall have an additional thirty (30) days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and BIRAD shall have the right to terminate this Agreement forthwith.

4.	Consideration for Grant of License

4.1.          License Issuance Fee. Within thirty (30) days of the execution of this Agreement, Licensee shall pay BIRAD a non-refundable license issuance fee of Thirty Five Thousand US Dollars ($35,000).

4.2.          Annual Fee. Licensee shall pay BIRAD annual license maintenance fee of Twenty Thousand US Dollars ($20,000) per year. The first such annual fee will be due and payable on the first anniversary of the Effective Date and the others will be due on each anniversary thereafter during the term of this Agreement. Each annual license maintenance fee shall be creditable against any royalty amounts payable under Section 4.3 below with respect to Licensed Products sold in the same calendar year that such annual license maintenance fee was due.

4.3.          Royalty on Net Sales.

4.3.1.          Royalty Rate. Licensee shall pay BIRAD an amount equal to three percent (3%) of all Net Sales.

4.3.2.          Royalty Term. The royalties set forth above will be due until the later of: (a) the expiration of the last to expire Patent Rights; and (b) until fifteen (15) years have passed from the date of the First Commercial Sale.

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5.	Reports; Payments; Records.

5.1.	Reports and Payments.

5.1.1.      Reports. Within thirty (30) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated, Licensee shall deliver to BIRAD a report containing the following information (in each case, with a Licensed Product-by-Licensed Product breakdown):

5.1.1.1.    if there was a First Commercial Sale of a Licensed Product in such Calendar Quarter, the name of the country and the date of the First Commercial Sale;

5.1.1.2. the number of units of Licensed Products sold by Related Parties for the applicable Calendar Quarter;

5.1.1.3 the gross amount billed or invoiced for Licensed Products sold, leased, otherwise transferred or provided by Related Parties during the applicable Calendar Quarter;

5.1.1.4     a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of applicable deductions; and

5.1.1.5     a calculation of amount payable to BIRAD for the applicable Calendar Quarter.

Each such report shall be certified on behalf of Licensee by a senior officer of Licensee as true, correct and complete in all material respects. If no amounts are due to BIRAD for a particular Calendar Quarter, the report shall so state.

5.1.2.      Payment. Within thirty (30) days after the end of each Calendar Quarter, Licensee shall pay BIRAD all amounts due for the applicable Calendar Quarter.

5.2.         Payment Currency. All payments due under this Agreement will be paid in New Israeli Shekels. Conversion of foreign currency to New Israeli Shekels will be made at the conversion rate published by the Bank of Israel for the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges.

5.3.         Records. Licensee shall maintain, and shall cause its Affiliates to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased, otherwise transferred or provided under this Agreement and any amounts payable to BIRAD in relation to such Licensed Products, which records shall contain sufficient information to permit BIRAD to confirm the accuracy of any reports or notifications delivered to BIRAD under Section 5.1. Licensee and the relevant Affiliates shall retain such records relating to a given Calendar Quarter for at least five (5) years after the conclusion of that Calendar Quarter, during which time BIRAD shall have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. Such accountant or other auditor, as applicable, shall not disclose to BIRAD any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section 5.2 reveals an underpayment in excess of five percent (5%) in any calendar year, the audited entity shall bear the full cost of such audit. BIRAD may exercise its rights under this Section 5.2 only once every year per audited entity and only with reasonable prior notice to the audited entity.

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5.4.         Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement shall bear interest at the lower of (a) one and one half percent (1.5%) per month and (b) the maximum rate allowed by law. Interest shall accrue beginning on the first day following the due date for payment and shall be compounded quarterly. Payment of such interest by Licensee shall not limit, in any way, BIRAD’s right to exercise any other remedies BIRAD may have as a consequence of the lateness of any payment.

5.5.         Payment Method. Each payment due to BIRAD under this Agreement shall be paid by check or wire transfer of funds to BIRAD’s account in accordance with written instructions provided by BIRAD. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

5.6.         VAT; Withholding and Similar Taxes. All amounts to be paid to BIRAD pursuant to this Agreement are exclusive of Value Added Tax. Licensee shall add value added tax, to the extent required by applicable law, to all such amounts. All amounts to be paid to BIRAD pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes. Notwithstanding the foregoing, if Licensee is required to withhold any amounts payable hereunder in accordance with the requirement of Israeli incom tax law and BIRAD is unable to present Licensee with proof of exemption from such withholding, such amount will be deducted from the payment to be made by Licensee and remitted to the Israeli income tax authority for the benefit of BIRAD. Licensee will withhold only such amounts as are required to be withheld by Israeli income tax law. Licensee shall submit to BIRAD originals of the remittance voucher and the official receipt evidencing the payment of the corresponding taxes with the applicable royalty report.

6.	Patent Filing, Prosecution and Maintenance.

6.1.         Control. BIRAD shall be responsible for the preparation, filing, prosecution, protection and maintenance of all Patent Rights, using independent patent counsel reasonably acceptable to Licensee. BIRAD shall: (a) instruct such patent counsel to furnish the Licensee with copies of all correspondence relating to the Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on each such response; (b) give Licensee an opportunity to review the text of each patent application before filing; (c) consult with Licensee with respect thereto; (d) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; and (e) keep Licensee advised of the status of actual and prospective patent filings. BIRAD shall give Licensee the opportunity to provide comments on and make requests of BIRAD concerning the preparation, filing, prosecution, protection and maintenance of the Patent Rights, and shall consider such comments and requests in good faith; however, final decision-making authority shall vest in BIRAD.

6.2.	Expenses.

6.2.1           Subject to Section 6.3 below, Licensee shall reimburse BIRAD for all documented, out-of-pocket expenses incurred by BIRAD pursuant to this Section 6 within thirty (30) days after the date of each invoice from BIRAD for such expenses. In addition, Licensee shall reimburse BIRAD for all documented, out-of-pocket expenses incurred by BIRAD prior to the execution of this Agreement with respect to the preparation, filing, prosecution, protection and maintenance of Patent Rights within thirty (30) days after the date of each invoice from BIRAD for such expenses.

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6.2.2.          If BIRAD enters into a license with a third party with respect to any of the Patent Rights, BIRAD will proportionately reduce Licensee’s share of such expenses with respect to the Patent Rights going forward. In addition, BIRAD shall use commercially reasonable efforts to cause each new licensee of the Patent Rights to agree to pay a pro-rata portion of expenses already reimbursed by Licensee in connection with the Patent Rights, taking into consideration the scope and type (e.g., field, exclusive vs. non-exclusive, etc.) of such new license. BIRAD will reimburse Licensee for a pro rata share of such expenses already paid by Licensee.

6.3.         Abandonment. If Licensee decides that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any Patent Rights in a particular country (“Abandoned Patent Rights”), Licensee shall provide BIRAD with prompt written notice of such election. Upon receipt of such notice by BIRAD, Licensee shall be released from its obligation to reimburse BIRAD for the expenses incurred thereafter as to such Abandoned Patent Rights; provided, however, that expenses authorized prior to the receipt by BIRAD of such notice shall be deemed incurred prior to the notice. In the event of Licensee’s abandonment of any Patent Rights, any license granted by BIRAD to Licensee hereunder with respect to such Abandoned Patent Rights will terminate, and Licensee will have no rights whatsoever to exploit such Abandoned Patent Rights. BIRAD will then be free, without further notice or obligation to Licensee, to grant rights in and to such Abandoned Patent Rights to third parties.

6.4          Marking. Licensee shall, and shall cause its Affiliates to, mark all License Products sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of Patent Rights in such country.

7.	Enforcement of Patent Rights.

7.1          Notice. In the event either party becomes aware of any possible or actual infringement of any Patent Rights with respect to Licensed Products (an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement.

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7.2          Suit by Licensee. Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of BIRAD and potential effects on the public interest in making its decision whether to sue. Should Licensee elect to bring suit against an Infringer, Licensee shall keep BIRAD reasonably informed of the progress of the action and shall give BIRAD a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the Patent Rights in the action or, or if Licensee’s license to the Patent Rights in the suit terminates, BIRAD may elect to take control of the action pursuant to Section 7.3. Should Licensee elect to bring suit against an Infringer and BIRAD is joined as party plaintiff in any such suit, BIRAD shall have the right to approve the counsel selected by Licensee to represent Licensee and BIRAD, such approval not to be unreasonably withheld. The expenses of such suit or suits that Licensee elects to bring, including any expenses of BIRAD incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee and Licensee shall hold BIRAD free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. Licensee shall not compromise or settle such litigation without the prior written consent of BIRAD, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 7.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then BIRAD shall receive an amount equal to twenty five percent (25%) of such funds and the remaining seventy-five percent (75%) of such funds shall be retained by Licensee.

7.3          Suit by BIRAD. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 7.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to Licensee by BIRAD of the existence of an Infringement, BIRAD may elect to do so. Should BIRAD elect to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to approve the counsel selected by BIRAD to represent BIRAD and Licensee, such approval not to be unreasonably withheld. The expenses of such suit or suits that BIRAD elects to bring, including any expenses of Licensee incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by BIRAD and BIRAD shall hold Licensee free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. BIRAD shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. In the event BIRAD exercises its right to sue pursuant to this Section 7.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to twenty-five percent (25%) of such funds and the remaining seventy-five percent (75%) of such funds shall be retained by BIRAD.

7.4          Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 7 by the other party for Infringement.

7.5          Cooperation. Each party agrees to cooperate fully in any action under this Section 7 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.6          Standing. If a party lacks standing and the other party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the party that lacks standing.

7.7          Declaratory Judgment. If a declaratory judgment action is brought naming a Related Party as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Licensee shall promptly notify BIRAD in writing and BIRAD may elect, upon written notice to Licensee within thirty (30) days after BIRAD receives notice of the commencement of such action, to take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense.

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8.	Warranties; Limitation of Liability.

8.1.         Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Affiliates comply, with all local, state, and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Licensee represents and warrants that it will comply, and will ensure that its Affiliates comply, with all applicable export control laws and regulations.

8.2.	Disclaimer of Other Warranties.

8.2.1           Nothing contained herein shall be deemed to be a warranty by BIRAD that it can or will be able to obtain patents on patent applications included in the Patent Rights, or that any of the Patent Rights will afford adequate or commercially worthwhile protection.

8.2.2.          BIRAD AND BIU MAKE NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS OR TECHNOLOGY TRANSFER MATERIALS. BIRAD AND BIU MAKE NO REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR USE OF THE TECHNOLOGY TRANSFER MATERIALS OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

8.2.3           EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.3	Limitation of Liability.

8.3.1.          Except with respect to matters for which Licensee is obligated to indemnify Indemnitees under Section 9, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

8.3.2.          BIRAD’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter shall not exceed the amounts paid to BIRAD under this Agreement.

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9.	Indemnification.

9.1           Indemnity. Licensee shall indemnify, defend and hold harmless BIRAD and BIU and their respective current and former directors, governing board members, trustees, officers, faculty, professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation or any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement.

9.2           Procedures. If any Indemnitee receives notice of any Claim, such Indemnitee shall, as promptly as is reasonably possible, give Licensee notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve Licensee of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of Licensee to respond to or to defend the Indemnitee against such Claim. BIRAD and Licensee shall consult and cooperate with each other regarding the response to and the defense of any such Claim and Licensee shall, upon its acknowledgment in writing of its obligation to indemnify the Indemnitee, be entitled to and shall assume the defense or represent the interests of the Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Indemnitee, such consent not to be unreasonably withheld. Nothing herein shall prevent the Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

9.3.          Insurance. Beginning at the time any Licensed Product is being commercially distributed, sold or (in the case of services) provided by or on behalf of Licensee, or an Affiliate of Licensee, Licensee shall, at its sole cost and expense, procure and maintain insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees under this Section 9, taking into consideration, among other things, the nature of the products commercialized. Without limiting the foregoing, beginning at the time any Licensed Product is being sold, leased, otherwise transferred or provided, such insurance shall include commercial liability insurance in amounts standard in the industry. Such insurance shall be obtained from a reputable insurance company. BIRAD shall be added as co-insured parties under such insurance policy. Licensee hereby undertakes to comply punctually with all obligations imposed upon it under such policy(ies), including without limitation the obligation to pay in full and punctually all premiums and other payments due under such policy(ies). Licensee shall provide BIRAD, upon request, with written evidence of such insurance. Licensee shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which any Related Party continues to make, use, or sell Licensed Products, and thereafter for a period of seven (7) years.

10.	Term and Termination.

10.1.        Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 10, shall continue in full force and effect until the last-to-expire period during which Licensee is obligated to pay royalties to BIRAD under Section 4.3. Following the expiration of this Agreement pursuant to this Section 10.1 (and provided the Agreement has not been earlier terminated pursuant to any of the provisions of Section 10.2, in which case the provisions of Section 10.3 will apply), the licenses granted to Licensee under Section 2.1 with respect to the Technology Transfer Material shall become fully-paid up and non-exclusive license.

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10.2.	Termination.

10.2.1.        Termination Without Cause. Licensee may terminate this Agreement upon sixty (60) days prior written notice to BIRAD.

10.2.2.        Termination for Patent Challenge. BIRAD may terminate this Agreement immediately upon written notice to Licensee if Licensee commences an action in which it challenges the validity, enforceability or scope of any of the Patent Rights.

10.2.3.	Termination for Default.

10.2.3.1           In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

10.2.3.2.          If Licensee defaults in its obligations under Section 9.3 to procure and maintain insurance, then BIRAD may terminate this Agreement immediately without notice or additional waiting period.

10.2.3.3.          BIRAD may terminate this Agreement in accordance with the provisions of Section 3.4.

10.2.4.          Bankruptcy. BIRAD may terminate this Agreement upon notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within ninety (90) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

10.3.	Effect of Termination.

10.3.1.          Termination of Rights. Upon termination of this Agreement by either party pursuant to any of the provisions of Section 10.2, the rights and licenses granted to Licensee under Section 2 shall terminate.

10.3.2.          Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by BIRAD in accordance with any of the provisions of Section 10.2.2 or 10.2.3), Licensee and its Affiliates (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), Licensee shall pay the applicable royalties and payments to BIRAD in accordance with Section 4.3, provide reports and audit rights to BIRAD pursuant to Section 5 and maintain insurance in accordance with the requirements of Section 9.3.

10.3.3.        Transfer of IP. If Licensee terminates this Agreement pursuant to Section 10.2.1 or BIRAD terminates this Agreement pursuant to any of the provisions of Section 10.2, Licensee shall promptly deliver and assign to BIRAD all intellectual property, inventions, conceptions, compositions, materials, methods, processes, data, information, records, results, studies and analyses, discovered or acquired by, or on behalf of Licensee and its Affiliates which relate directly to actual or potential Licensed Products.

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10.4.          Survival. The parties’ respective rights, obligations and duties under Sections 5.1 (with respect to sales made prior to termination or in accordance with Section 10.3.2), 5.2, 5.3, 5.4, 5.5, 5.6, 8.1, 8.3, 9, 10.3, 11, 12.1 and 12.4 as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

11.	Confidential Information

11.1         BIRAD Confidential Information. Licensee agrees that, without the prior written consent of BIRAD for a period of seven (7) years from date of disclosure, it will keep confidential, and not disclose or use BIRAD Confidential Information (as defined below) other than for the purposes of this Agreement. Licensee shall treat such BIRAD Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. Licensee may disclose BIRAD Confidential Information only to employees, consultants and contractors of Licensee who have a “need to know” such information in order to enable Licensee to exercise its rights or fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement, “BIRAD Confidential Information” means any unpublished Patent Rights and any information within the Technology Transfer Material or that is disclosed to Licensee that is designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential, except to the extent such information: (i) was known to Licensee at the time it was disclosed, other than by previous disclosure by or on behalf of BIRAD or BIU, as evidenced by Licensee’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to Licensee by a third party who is not subject to obligations of confidentiality to BIRAD nor BIU with respect to such information; or (iv) is independently developed by Licensee without the use of or reference to BIRAD Confidential Information, as demonstrated by documentary evidence.

11.2         Licensee Confidential Information. BIRAD agrees that, without the prior written consent of Licensee for a period of seven (7) years from date of disclosure, it will keep confidential, and not disclose or use Licensee Confidential Information (as defined below) other than for the purposes of this Agreement. BIRAD shall treat such Licensee Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. BIRAD may disclose Licensee Confidential Information only to employees and consultants of and BIU who have a “need to know” such information in order to enable BIRAD to exercise its rights under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement, “Licensee Confidential Information” means information contained in reports delivered by Licensee to BIRAD pursuant to Section 3 or 5, except to the extent such information: (i) was known to BIRAD or BIU at the time it was disclosed, other than by previous disclosure by or on behalf of Licensee, as evidenced by BIRAD’s or BIU’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to BIRAD or BIU by a third party who is not subject to obligations of confidentiality to Licensee with respect to such information; or (iv) is independently developed by BIRAD or BIU without the use of or reference to Licensee Confidential Information, as demonstrated by documentary evidence.

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12.	Miscellaneous.

12.1.          Use of Name. Licensee shall not, and shall ensure that its Affiliates shall not, use the name or insignia of BIU or BIRAD or the name of any of BIU’s or BIRAD’s officers, faculty, employees, other researchers or students, or any adaptation of such names, in any advertising, promotional or sales literature, including without limitation any press release or any document employed to obtain funds, without the prior written approval of BIRAD.

12.2.          Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

12.3.          Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, overnight delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 12.3:

If to Licensee:	T.A.B. Anti Bacterial Textiles Ltd Ga'aton avenue 19, Nahariya, Israel Attn: Chief Executive Officer

If to BIRAD:	Bar Ilan Research and Development Company Ltd. Bar Ilan University Ramat Gan, Israel Attn: Director of Business Development

Any notice shall be deemed to have been received as follows: (a) by personal delivery, upon receipt; (b) by facsimile or overnight delivery, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

12.4.          Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws Israel, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. The parties hereby agree that the competent court in Tel Aviv Israel shall have sole jurisdiction over any and all matters arising from this Agreement, except that BIRAD may bring suit against Licensee in any other jurisdiction outside Israel in which Licensee has assets or a place of business.

12.5.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

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12.6.          Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

12.7.          Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original.

12.8.          Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

12.9.          No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

12.10.         Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any of its Affiliates, to any purchaser of all or substantially all of its assets or research to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 12.10 shall be null and void and of no legal effect.

12.11.         Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including, without limitation, fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.12.         Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

12.13.         Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Bar Ilan Research and Development		T.A.B. Anti Bacterial Textiles Ltd.
Company Ltd.

By:	/s/ Orli Tori	By:	/s/ Joshua Herchcovici Meir Elishkov

Name:	Orli Tori	Name:	Joshua Herchcovici Meir Elishkov

Title:	CEO	Title:

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EXHIBIT A- DEVELOPMENT PLAN

1. Development of Roll To Roll machine of industrial scale

    This milestone will be completed within (18) months of Effective Date.

2. Pilot production and troubleshooting

    This milestone will be completed within (26) months of Effective Date.

3. First serial production & distributing to a selected number of medical institutions for performance and assessment.

    This milestone will be completed within (32) months of Effective Date.

4. Regulatory approval of the product

    This milestone will be completed within (36) months of Effective Date.

5. Serial production on industrial scale

    This milestone will be completed within (40) months of Effective Date.

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EXHIBIT B- Patent Applications

Title: Sonochemical coating of textiles with Metal Oxide Nanoparticles for Antimicrobial Fabrics

PCT no.: PCT/IL2009/000645

National Phase:

IL – appl. no. 209908, filed 29-06-2009

US – appl. no. 12/997,276, filed on 10-Dec-2010

EU – appl. no. 09773041.0, 06-01-2011

Inventors: Aharon Gedanken, Yeshayahu Nitzan, Perelshtein Ilana, Perkas Nina, Applerot Guy

Title: DOPED METAL OXIDE NANOPARTICLES OF AND USES THEREOF

PCT/IL2014/050406, filed on 05-May-2014

Inventors: Gedanken Aharon , Banin Ehud, Perelshtein Ilana , Lubart Rachel , Lipovsky Anat , Malka Eyal , Yeshayahu Nitzan , Perkas Nina , Shalom Yakov , Lellouche Jonathan , Patrick Tal , Eshed Michal , Naparstek Livnat

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